EXHIBIT 6.5

CONTROL SECURITIES PURCHASE AGREEMENT

This Control Securities Purchase Agreement (the “Agreement”) is entered as of the 18th day of November, 2022, into by and between Luxor Capital LLC (“Purchaser”) and Virtual Technology Group LLC (“Seller”), the controlling shareholder of Elray Resources, Inc., a publicly-traded Nevada corporation (“ELRA”).

RECITALS

WHEREAS, Seller is the owner of all outstanding shares of Series B Preferred Stock (the “Control Shares”) of ELRA, the Control Shares representing voting control of ELRA; and

WHEREAS, Purchaser desires to purchase the Control Shares from Seller on the terms and conditions set forth in this Agreement.

AGREEMENT

In order to consummate this Agreement, Purchaser and Seller, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

1. Purchase of Control Shares.

1.01 Purchase. Subject to the terms and conditions of this Agreement, Seller shall transfer and sell to Purchaser all indicia of ownership representing the Control Shares, duly endorsed in blank, which shall be delivered upon payment therefor on the Closing Date (defined below).

1.02 Consideration for Purchase. In payment of the Control Shares, Purchaser shall (a) pay to Seller the sum of $500 (the “Purchase Price” or the “Closing Amount”) in immediately available funds on the Closing Date (defined below) and (b) shall have caused ELRA to deliver a First Amended and Restated Convertible Redeemable Note in form of Attachment 1 (the “Note”). Payment of the Closing Amount shall be made in the manner prescribed by Seller.

2. The Closing; Closing Date. At 10:00 a.m. on the date that is one (1) day immediately following the satisfaction of the conditions precedent set forth in this Agreement, and the other obligations of Purchaser and Seller set forth herein, Purchaser and Seller shall consummate this Agreement (the “Closing”). The date of the consummation of this Agreement is referred to as the “Closing Date”.

3. Consummation of the Closing. At the Closing and subject to the terms and conditions contained herein:

(a) Deliveries of Purchaser. Purchaser shall deliver (1) the Closing Amount in immediately available funds and (2) the Note.

(b) Deliveries of Seller. Seller shall deliver an Assignment, duly executed, in the form of Attachment 2 attached hereto.

4. Representations and Warranties of Seller. Seller represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

4.01. Ownership of Control Shares. Seller is, on the date of this Agreement, and on the Closing Date will be, the lawful owner of the Control Shares. Seller has the legal right and power to sell, assign and transfer the Control Shares. The delivery of the Control Shares to Purchaser pursuant to the provisions of this Agreement will transfer valid title to the Control Shares free and clear of all liens, encumbrances, claims and other restrictions of any kind.

4.02. Due Authority. The execution of, and performance under, this Agreement by Seller has been duly authorized by its governing body.

4.03. No Brokers or Finders. All negotiations related to this Agreement on the part of Seller have been accomplished solely by Seller without the assistance of any person employed as a broker or finder. Seller has done anything to give rise to any valid claims against Purchaser for a brokerage commission, finder’s fee or any similar charge.

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5. Representations and Warranties of Purchaser.

5.01. Investment Purpose. Purchaser is acquiring the Control Shares for Purchaser’s own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”).

5.02. Transfer or Resale. Purchaser understands that the Control Shares have not been, and are not being, registered under the 1933 Act or any state securities laws and constitute “restricted securities.” Purchaser understands that there is no trading market for the Control Shares.

5.03. Legend. Purchaser understands that any indicia of ownership, including digital book entries and physical certificates, representing the Control Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

5.04. Due Authority. Purchaser has the corporate authority with respect to its execution of, and performance under, this Agreement.

6. Survival of Representations and Warranties; Expenses.

6.01. Nature and Survival of Representations and Warranties. The covenants, representations and warranties of Purchaser and Seller shall survive the Closing Date.

6.02. Expenses. Purchaser and Seller shall pay their respective expenses incurred by them arising out of this Agreement and the transactions contemplated in this Agreement, including, but not limited to, all fees and expenses of their counsel and accountants.

7. Termination.

7.01. Default. Purchaser or Seller may, by written notice, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

(a) The other party has defaulted under this Agreement by failing to perform any of its covenants and agreements contained in this Agreement; and

(b) Each default has not been fully cured within three (3) days after receipt of the notice specifying particularly the nature of the default.

7.02. Delay. If consummation of the transactions contemplated in this Agreement has not occurred by 11:59 p.m., Eastern Standard Time, on November 30, 2022, the party that is not in default in the timely performance of any of its covenants and conditions may terminate this Agreement subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to the other party or parties or, if served by mail or overnight courier, upon the receipt of the notice by such party or parties.

8. Indemnification.

8.01 Seller’s Agreement to Indemnify. Seller agrees to indemnify and hold harmless Purchaser from, against and in respect of the full amount of any and all damages arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

8.2 Purchaser’s Agreement to Indemnify. Purchaser agrees to indemnify and hold harmless Seller from, against and in respect of the full amount of any and all damages arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement.

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9. Miscellaneous.

9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile and e-mail transmission) and shall be given:

if to Purchaser, to: __________________________________________________.

if to Seller, to: _____________________________________________________.

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

9.02. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies or liabilities under or by reason of this Agreement.

9.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date, if, but only if, such amendment or waiver is in writing and is signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

9.04. Cumulative Rights and Remedies. All rights and remedies under this Agreement shall be cumulative, and none shall exclude any other right or remedy at law. Such rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

9.05. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that Purchaser shall have the right to assign his rights and delegate his duties hereunder to an entity controlled by him.

9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law rules of such state.

9.07. Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when executed by Purchaser and Seller.

9.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

9.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[ SIGNATURE PAGE FOLLOWS ]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	PURCHASER:

VIRTUAL TECHNOLOGY GROUP LLC	LUXOR CAPITAL LLC

By: /s/ Andrew McGreer	By: /s/ Anthony B. Goodman
Name: Andrew MCGreer	Name: Anthony B. Goodman
Title: Managing Sole Member	Title: Member

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Attachment 1

Form of Promissory Note

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

FIRST AMENDED AND RESTATED

CONVERTIBLE REDEEMABLE NOTE

DUE MAY 18, 2023

Principal Amount: U.S. $250,000.00

This First Amended and Restated Convertible and Restated Note replaces, in its entirety, that certain Convertible Redeemable Note dated January 23, 2014, in the principal amount of U.S. $1,500,000.00, issued by Elray Resources, Inc. in favor of Virtual Technology Group LLC.

FOR VALUE RECEIVED, Elray Resources, Inc., a Nevada corporation (the “Company”), promises to pay to the order of Virtual Technology Group LLC and its authorized successors and permitted assigns (collectively, “Holder”), at such place, or places, as Holder may designate to Maker in writing from time to time, the aggregate principal face amount of Two Hundred Fifty Thousand Dollars (U.S. $250,000.00) which shall not bear interest and which shall be due and payable, as follows:

The principal hereunder shall be due and payable in two (2) installments, as follows:

(a)	$125,000 on or before November 18, 2023; and
(b)	$125,000 on or before May 18, 2024.

This Note is subject to the following additional provisions:

1. The principal and accrued interest amounts hereunder may be prepaid in whole or in part prior to any demand, at any time and from time to time, without premium or penalty.

2. All payments due pursuant to this Note shall be made in lawful money of the United States of America in immediately available funds, at such address of Holder shall designate in writing to the Company. If any payment on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

3. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, in any name nominated by such holder as requested by the Holder surrendering the same. No service or other charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

4. The Company shall be entitled to withhold from all payments any and all amounts required to be withheld under applicable laws.

5. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “1933 Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

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8. If one or more of the following described “Events of Default” shall occur:

(a) The Company shall default in the payment of principal on this Note; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note; or

(d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under Federal or state laws, as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties of the Company; or

(g) One or more judgments, writs or warrants of attachment, or similar process, in excess of $50,000 in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstated for a period of fifteen (15) days or, in any event, later than five (5) days prior to the date of any propose sale thereunder; or

(h) Defaulted on or breached any term of any other note of similar debt instrument into the Company has entered and failed to cure such default within the appropriate grace period; or

(i) The Company shall have its Common Stock delisted from an exchange (including OTC Pink) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than ten (10) consecutive business days; or

(j) If a majority of the members of the Board of Directors of the Company on the date of delivery of this Note are no longer serving as member of the Board of Directors; or

(k) The Company shall have an OTC Markets “STOP” designation with respect to its Common Stock and such designation shall be affixed for more than ninety (90) consecutive days;

then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall begin to accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. Further, if the Note becomes due and payable, the Holder may use the outstanding principal and interest due under the Note to offset any payment obligations the Holder may have to the Company.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceablility of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

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11. The Company shall give the Holder direct notice of any corporate actions, including, but not limited to, name changes, stock splits, recapitalizations, etc. Such notice shall be given to the Holder as soon as possible under law.

12. This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and wholly to be performed in the State of Nevada and shall be binding upon the successors and assigns of the Company and the Holder.

13. This Note may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Note shall be effective as an original.

THIS FIRST AMENDED AND RESTATED CONVERTIBLE REDEEMABLE NOTE AND ALL OTHER WRITTEN AGREEMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: November 18, 2022.

ELRAY RESOURCES, INC.

EXEMPLAR

By:
Anthony B. Goodman
Chief Executive Officer

ACCEPTED:

VIRTUAL TECHNOLOGY GROUP, LLC

EXEMPLAR
By:

Name:

Title:

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Attachment 2

Form of Assignment

ASSIGNMENT OF SECURITIES

For good and adequate consideration, the receipt and adequacy of which is acknowledged, the undersigned, Virtual Technology Group, Inc. (“Assignor”), conveys, transfers and assigns to Luxor Capital LLC (“Assignee”) all of Assignor’s right, title and interest in and to the following securities:

192,000,000 Shares of Series B Preferred Stock

of Elray Resources, Inc., a Colorado corporation

The Series B Preferred Stock has the following rights, preferences and privileges:

Voting Rights. The Class B Preferred Series has the following voting rights: each share of the Class B Preferred Series may vote the equivalent of 1,000 shares of our common stock on all matters submitted to our shareholders.

Dividends. The shares of Class B Preferred Series shall be entitled to dividends as may be declared by our Board of Directors.

Conversion Rights. Each share of Class B Preferred Series is convertible into one (1) share of our common stock, at any time.

Assignee accepts such conveyance, transfer and assignment.

This Assignment of Securities is made and received to be effective on the 18th day of November, 2022.

ASSIGNOR:	ASSIGNEE:

LUXOR CAPITAL, LLC	VIRTUAL TECHNOLOGY GROUP, INC.

EXEMPLAR	EXEMPLAR
By:	By:
Name:	Name:
Title:	Title:

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